September 18, 2009

Dear Stockholder,

On September 9, 2009, Desert Capital REIT held its 2009 Annual Stockholders’ Meeting. In an effort to keep you informed, we have elected to post an overview of the content discussed at the meeting.

The following Board of Directors and Officers were in attendance:

Todd Parriott - Chairman of the Board and Chief Executive Officer, Stacy Riffe - Director and Chief Financial Officer, Robert Beville - Director, Audit Committee Chair and a Member of the Compensation Committee, James George - Director and Compensation, Governance and Nominating Committee Chair, Charles Wolcott - Director, Steve Dawson, Director, Mark Taylor - Sr. Vice President of Operations, Erin Ackerman - Director of Stockholder Relations.

The meeting was brought to order to consider the proposals contained in the Company’s Proxy Statement, which included the election of our seven Directors and the ratification of the selection of Hancock Askew & Co., LLP as our independent auditors for the fiscal year ending December 31, 2009.  All director nominees were elected and our selection of Hancock Askew was also ratified, in each case by the majority vote of our stockholders.  Following the adjournment of formal business, Mark Taylor, Sr. Vice President of Operations, addressed the stockholders in attendance with the following prepared remarks:

Thomas Edison devoted ten years and all of his money to developing the nickel alkaline storage battery at a time when he was almost penniless.  Through that period of time, his record and film production company was supporting the storage battery effort.  Then, one night, the terrifying cry of “Fire!” echoed through the film plant.  Spontaneous combustion had ignited some chemicals.  Within moments all of the packing compounds, celluloids for records, film, and other flammable goods had gone up in flames.  Fire companies from eight towns arrived, but the heat was so intense and the water pressure so low that the fire hoses had no effect.  Edison was sixty-seven years old – no age to begin anew.  His daughter was frantic, wondering if he was safe, if his spirit was broken, how he would handle a crisis such as this at his age.  She saw him running toward her.  He spoke first.  He said, “Where’s your mother?  Go get her.  Tell her to get her friends.  They’ll never see another fire like this as long as they live.”  At 5:30 the next morning, with the fire barely under control, he called his employees together and announced, “We’re rebuilding.”  One man was told to lease all the machine shops in the area, another to obtain a wrecking crane from the Erie Railroad Company.  Then, almost as an afterthought, Edison added, “Oh, by the way.  Anybody know where we can get some money?”

Virtually everything we now recognize as a Thomas Edison contribution to our lives came after that disaster. (As told by Jeffrey Holland, However Long and Hard the Road)

Many of you are likely here today because like Edison, we’ve seen much of what you worked for over our lives enter a stage of great uncertainty.  Unfortunately I cannot alleviate many of those concerns, but what I can do is address the uncertainty you might have regarding your investment with Desert Capital REIT.  Considering the continuation of declining real estate values and the economic condition of our country, it is no wonder that you are concerned.  I hope that if nothing more you will leave this meeting with more clarity regarding your investment with Desert Capital REIT, and the comfort that we are working very hard to protect the value of Desert Capital REIT.

By way of introduction, my name is Mark Taylor, and I have recently joined Desert Capital REIT as the Sr. Vice President of Operations.  I have been in real estate much of my adult life, and have a background in real estate development and have developed medical office buildings, apartments, condos, a hotel, and a restaurant, and various other asset types.  I led what was at the time the second largest condo sales and marketing company in Las Vegas.  In addition, I am a licensed real estate agent and working towards obtaining a Master’s Degree from the University of Chicago Graduate School of Business.  For close to a year, I have been working diligently to understand the various assets held by Desert Capital REIT. Two months ago, the Board formalized my position.  With that brief introduction, I’d like to share with you where I believe we stand today.

First, hopefully you have noticed that an effort has been made to provide all stockholders with communication that provides a thorough review of the portfolio as well as the obstacles our Company has and will face resulting from turbulent market conditions.  The quarterly newsletter (REIT Review) is an important part of our communication with you, and given the daily changes in the world around us it is our attempt to keep you up to date on our status.

As many of you may know from recent financial filings, our business model has been drastically altered due to borrower nonperformance and the continued decline in real estate values.  Our portfolio has been transformed from performing loans, to non-performing loans, and in most situations, to property ownership. These conditions have forced us to modify our focus.  In order to manage what is now a portfolio of properties we have adjusted carefully by in-depth analysis of every single property, and what we believe is the most strategic solution for each asset.

As we continue to work through these challenging times, we are required to value our assets quarterly.  Based on our assessments and knowledge of local and surrounding market conditions, and using the guidance of generally accepted accounting principles (GAAP), we are required to write-down values based on a point-in-time to reflect our “best estimate” of current property valuations.  We are required to keep these assets at these reduced values until a resolution strategy is executed.  I make this point due to the last communication we sent to Stockholders that indicated a net asset value in today’s market of approximately $3 to $4 per share.  Going forward, if the market continues to deteriorate, the net asset value of our shares will continue to experience downward valuations.  I say this because while accounting rules force us to write down asset values to today’s distressed prices, they forbid us from increasing those same asset values until we sell a property.

Until we see the trends in real estate shift, and property values begin to appreciate instead of depreciate, we will continue to be faced with write-downs of the portfolio.  While we have begun to see indications of an improvement for residential property, unfortunately commercial properties are now starting to decline at a much higher rate.  Given the unemployment rates in our local region, the stress being placed on tourism, and the weakened economy, many businesses are postponing or canceling expansions, downsizing, or ceasing operations completely.  This has contributed to increasing commercial vacancy rates, with property owners scrambling to determine the level of rent concessions they can afford in order to attract new tenants to replace those they have lost.  The impact on commercial real estate is substantial with vacancy in this sector now approaching 25%.  To put that in real terms, one in four office and retail buildings across the valley are vacant, and sit empty.  We currently hold some commercial assets in this market and that is where we have seen the greatest negative impact to our values over the last six months.

It is, however, important to remember that write-downs are not write offs.

As mentioned earlier, Desert Capital REIT has undergone a transition from holding a portfolio of loans to owning a portfolio of properties. The undertaking in this transition was managed wholly by our Advisor and the skilled staff it employed for the transition phase.  During and after the transition from holding loans to owning property, we conducted a thorough analysis of each property to determine the best strategic course of action for the property.  We determine the best course of action by the market conditions and the potential increase or decrease in value based on our best estimates.  If you were at the Stockholder Meeting last year, you know that our “mothballing” or hold approach has changed slightly due to our strategic management of the portfolio, and the necessity of maintaining operations.

While some might wonder why we don’t just hold on and wait until the market “comes back,” I wish to stress that no one knows just how long it will be until the market “comes back” and importantly, that property ownership is not free.  It comes at a cost that includes taxes, HOA fees, SID and LID fees, insurance, management and marketing, and where there is a building structure we incur maintenance and utility costs.  First, let me emphasize this: sometimes these carrying costs outweigh the potential increase of value which we may realize by holding the property.  Second, and also important, when determining whether to hold a property we also analyze the opportunity cost.  If we sell a property and reinvest the proceeds in a new loan, we should be able to make a return of twelve percent or more.  When making a hold vs. sell decision, if we don’t believe a property will return in excess of 12% annually (net of the costs mentioned above), then even though the value may be distressed, it may make more sense to sell it.  Finally, the costs involved in foreclosing and managing REO properties are substantial, and until Desert Capital REIT is able to invest in income-generating assets, we will need to sell some properties to cover the cash requirements.  Using this analysis we have been thoughtful in determining which assets to liquidate.

Being the newcomer to Desert Capital REIT, I’d like to share with you what I have found.  We have recently experienced a time when virtually all of the big banks in the US, from Bank of America to Wells Fargo, might have been insolvent and bankrupt were it not for unprecedented action by the US Government and the Federal Reserve.  And as we have experienced the most rapid and dramatic decline in real estate values since the Great Depression, I have seen some of those who are facing challenges like us cut their staff, ignore their investors, crawl under the sheets, and say, “wake me when it’s over.”   Why I am here, and why I am passionate about being here is that our Advisor and Board of Directors have taken an aggressive approach to continuing to manage the relationship we began with our stockholders by implementing innovative strategies in an effort to preserve the portfolio through the worst economic conditions most of us will, hopefully, ever see in our lifetime.  While others in our industry have packed up shop, we decided to confront our challenges and fight in an effort to maximize value to our stockholders.  Nobody knows how long, or deep, or difficult this recession will be.  But I do know that the folks who are responsible for managing the assets for Desert Capital REIT will continue to do so to the best of their abilities.

One other important item, and then I will close.  As the carrying costs for a number of properties could continue to mount during the holding period, we determined that placing a small amount of debt on some properties would provide us with the liquidity necessary to cover the short-term carrying costs of ownership and maintenance of these foreclosed assets.  Given the fact that very few loans within the portfolio are producing monthly income at this time, funds generated from the issuance of this debt will provide short-term relief to ensure our ability to continue operations. Our decision to incur additional debt at this time is necessary as we work to address currently unfulfilled obligations such as death put redemptions, our advisor, property manager, and legal fees.

I would like to close my comments by assuring you that our Advisor is diligently managing the current Desert Capital REIT portfolio and is aggressively looking for and pursuing new opportunities that every crisis creates.  While there are market forces that we cannot control, we are committed to our stockholders and to maximizing value despite the challenging economic conditions.

On behalf of the Board of Directors and the management of Desert Capital REIT, we thank you for your continued support.

At the conclusion of Mark’s address, he, Todd Parriott, and Stacy Riffe addressed questions posed by the Director of Stockholder Relations, which were previously submitted by stockholders and financial advisors. Additional questions were posed by stockholders in attendance.

The following is an overview of the questions and answers presented at the meeting:

Q1: Given the state of the real estate market, has there been progress made in the portfolio in 2008 and 2009?

A1: Yes, there has been some progress. We have entered into three joint venture agreements with homebuilders and strategically sold a few properties.  Although the joint ventures that we have entered into are longer-term commitments, they continue to provide added value to the properties over time. Strategic sales are evaluated based on a holding cost analysis coupled with the best possible return in today’s market.

As Chairman of the Board, I am pleased with the progress and the abilities of our Property Manager to negotiate sales prices above appraised values.

Q2: When a property is sold does it generate funds for future dividend payouts?

A2: For the foreseeable future, proceeds received from the sale of assets will be used for unfulfilled obligations such as death put redemptions, and our Advisor, property manager, and legal fees that continue to accrue. Until such time that the Company is stabilized, we do not foresee these proceeds being reinvested to generate funds for dividend payments to our stockholders.

Q3: How are you handling write-downs and valuations of property today?

A3: As it relates to write-downs and impairments from a GAAP perspective, each quarter the management of Desert Capital REIT and our Property Manager review every loan and property for impairment to determine whether there has been a negative change in asset value since the prior quarter.  You can imagine that this is a difficult task given the volatility of today’s market.  If there has been a negative change in asset value based on sales comparables or other forms of valuation methodologies, we are required to record an impairment on the asset.  These valuations are then reviewed by a third-party external auditor and the Board of Directors.

Q4. How are you staying in business currently?

A4: This is not an easy market to operate in, but we are managing all of our obligations. The following outlines some of  the variables that contribute to our ability to maintain operations in today’s environment:

  a couple of our loans are still performing which generates some cash flow;
  we receive interest payments on our note receivable from CM Captial Servies;
  we receive rental income from the Desert Capital REIT building;
  we have some loans in workout strategies (joint ventures) that produce some cash flow;
  the disposition of property upon successful resolution strategies produces cash flow; and
  our Advisor has allowed us to defer payments and we have also negotiated the deferral of other obligations wherever possible until our cash flow supports such payments.
Q5: Discuss the Management Compensation and the justification of the amounts.

A5: Desert Capital REIT is a public entity with a Board made up of a majority of independent directors, meaning they have no affiliation with the Advisor or its affiliates.  The Board of Directors reviews our total operating expenses and approves the reasonableness of such expenses.

 During tough times, it is expected that companies will continuously review their expense structure and eliminate costs, if possible.  Unfortunately, as a result of the economic challenges and the ownership status of the majority of our portfolio, the amount of time and effort required to manage our portfolio has dramatically increased. It was determined by the Board of Directors that additional costs would be borne by the Company at this time to manage our portfolio of real estate owned assets by employing a Property Manager in addition to the Advisor.

The compensation that we pay to the members of our Board of Directors consists of a combination of cash and restricted stock via the Director Stock Plan.  As with all stockholders, the shares issued to the members of our Board of Directors as part of their annual compensation plan are not liquid, thereby aligning the interest of our Board directly with that of our stockholders.

Q6: Based on the separate Advisor fee to CM Group and Property Manager fee to CM Capital Services please provide an overview of services that these parties provides to the stockholders?

A6: Our Advisor manages our day-to-day operations, evaluates, and makes recommendations to our Board of Directors relating to the financial decisions for the Company and oversees the Property Manager.

At the time of Borrower nonperformance of a loan, our Property Manager provides the following services:

  contacts the Borrower to determine timing of outstanding payment, reason for late, insufficient or lack of payment;
  provides the Advisor a status update on the loan and the Borrower’s current financial position respective of future payments;
  works with the Borrower to determine a feasible workout plan proposal for Advisor review;
  presents the Advisor with options for default proceedings on the property; and, takes action on the property on behalf of the Advisor (this may include a loan modification, loan forbearance, begin foreclosure proceedings or execute a Deed in Lieu).
Upon the determination to foreclose on a property, the Property Manager performs the following:

  coordinates with legal counsel regarding Borrower bankruptcy, liens on the property, Borrower litigations, etc.;
  creates Special Purpose Entity and manages legal documentation;
  coordinates bill payment and collections;
  conducts physical property oversight for a Storm, Water, Pollution Prevention Plan (SWPPP);
  evaluates each property and recommends strategy and budget;
  coordinates with the commercial or residential realtor to market the property for sale or lease;
  reviews and executes listing agent agreements;
  provides updated communications to the Advisor on each property;
  negotiates the sale of joint venture opportunities; and,
  handles the escrow and sales process.

Q7: Is the Advisor and Property Manager fees currently being paid?

A7: At June 30, 2009, the Advisor and Property Manager have deferred their payments on approximately $1.5 million in fees.

Q8: Will the dividend ever start up again?  What steps would be required for this to happen?

A8: Under REIT rules we must pay out at least 90% of our taxable net income to stockholders in order to qualify as a REIT.  Our Board of Directors regularly reviews the financial performance of the Company to determine our dividend policy, and makes decisions regarding the amount of any dividend that we pay for each quarter.  If and when our net income and cash flow again support the payment of a dividend, then we will resume making dividend payments, but unfortunately our net income and cash flow cannot be reasonably projected at this time.

Q9: What is the possibility of DCR going Bankrupt or out of business?

A9: We believe that this is an unlikely scenario. We cannot control the market conditions, but what we can control, we will in order to maintain operations for the ultimate goal of capital preservation.

Q10: Have I lost all of my principal?  What is the current share value?

A10: As a stockholder, you have an ownership interest in Desert Capital REIT which in turn owns real estate it has acquired through foreclosure. These assets have real value.

As a result of today’s market volatility, we cannot state exactly what the value of our portfolio is, or what it could be in the future.  If we were to liquidate the Company today, it would result in selling assets at what we believe would be at or near bottom-of-the-market prices.  This might result in a net asset value of $3 to $4 per share in today’s market.  The net asset value is directly tied to the real estate market.  As the market strengthens, we believe the value of our assets will gradually improve.

Q11: What liquidity options are currently available for Stockholders?

A11: Currently there is no liquidity for our stockholders.  Our primary objective is to manage our cash flow through this cycle so that the company can emerge on the other side of the cycle intact.

In addition, we would like to respond to prior stockholder questions regarding research into a secondary market for Desert Capital REIT shares. It was determined that the shares of Desert Capital REIT would not be a viable option for a secondary market at this time because we are not a publicly-traded company and are not currently paying a dividend.

Q12: Given the current market condition and status of the portfolio, is it likely that the liquidation process will begin as of December 31, 2011 or are additional options currently under review by the Board of Directors?

A12: As you are aware, Desert Capital REIT is scheduled to “list or liquidate” by December 31, 2011.  As part of our primary focus to preserve the value of our portfolio and maximize stockholder value, we continue to evaluate the timing and form of available liquidity options.  At this time a determination has not been made, but the topic will continue to be reviewed by the Board of Directors.

Forward-Looking Statements.

Some of the statements in this overview are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected property sales, market valuations, operating income, net income, net asset value and expected financial performance. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this overview. The Company’s ability to meet targeted financial and operating results, including targeted property sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including economic conditions impacting the real estate market and credit markets; changes in interest rates; an increase in the number of our loans that become non-performing; our ability to sell assets; our inability to obtain liquidity; additional impairments on our assets; our inability to restructure our obligations under our junior subordinated notes; and our ability to continue to qualify as a REIT, many of which are beyond our control and which are described in our filings with the Securities and Exchange Commission.  The forward-looking statements contained herein speak only as of the date of this overview.  Desert Capital REIT expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.